                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                                BRUNSWICK BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        NEW JERSEY                                             22-2610694
(STATE OF OTHER JURISDICTION OF                             (I.R.S. EMPLOYER

 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

         NEW BRUNSWICK, NEW JERSEY                                08901
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

                    BRUNSWICK BANCORP 1998 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

                                CARMEN J. GUMINA
                PRESIDENT AND CHAIRMAN OF THE BOARD OF DIRECTORS

                          (PRINCIPAL EXECUTIVE OFFICER)

                              439 LIVINGSTON AVENUE
                             NEW BRUNSWICK, NJ 08903

                     (NAME AND ADDRESS OF AGENT FOR SERVICE)
                                 (732) 247-5800

          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE


                                                                                                                Amount of

Title of securities     Amount to be      Proposed maximum offering price    Proposed maximum aggregate         Registration
to be registered (1)    registered        per share (2)                      offering price                     fee
Common Stock, $2.00     72,000                    $34.00                             $2,448,000.00               $722.00
par value

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based on the average high and low sales price of the Common Stock reported on the NASDAQ on September 3, 1998.

                             Exhibit Index at Page 8

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PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are hereby incorporated by reference in this Registration Statement:

(a) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

(b) the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

(c) the Registrants Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

(d) the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and

(e) the description of the Registrant's Common Stock, $2.00 par value per share, contained in the Registrant's Registration Statement on Form S-14 as filed with the Securities and Exchange Commission on June 20, 1985 to register the Common Stock under the Securities Act of 1933.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 12(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded shall not be demand, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable

ITEM 5.  INTEREST OF NAMED EXPERTS OF COUNSEL

         Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The objective of the following indemnification provision is to assure that indemnification can be invoked by the Registrant for its directors, officers, employees and agents and former officers, directors, employees and agents who incur expenses in providing their honesty and integrity, provided they meet minimum qualifications touching upon the concept of wrongdoing.

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         In accordance with the New Jersey Business Corporation Act (being Title
14A of the New Jersey Statutes), Article VI of the Registrant's Certificate of Incorporation provides as follows:

         The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provide herein shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

         Section 14A:3-5 of the New Jersey Business Corporation Act gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a director, officer, employee or agent (a "corporate agent") against expenses and liabilities incurred in connection with certain proceedings involving the corporate agent by reason of his being or having been such a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in the manner reasonably believed to be, in or not opposed to the best interest of the corporation and, with respect to any criminal proceeding, such corporate agent had not reasonable cause to believe his conduct was unlawful. In such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct. The indemnification provided by the Act does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings shall be allowed if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

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ITEM 8.  EXHIBITS

         The following exhibits are filed with this Registration Statement:

       EXHIBIT NUMBER                DESCRIPTION OF EXHIBIT

            4(a)                  1998 Stock Option Plan
            4(b)                  Form of Stock Option Agreement

             5                    Opinion of McCarter & English

           23(a) Consent of McCarter & English (included in the opinion filed as Exhibit 5 hereto)

           23(b)                  Consent of Ferraro, Wood & Company



ITEM 9.  UNDERTAKINGS

         (a)      the undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any materials change to such information in the Registration Statement;



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         (2)      That, for the purpose of determining any liability under the
                  Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling person of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Brunswick, New Jersey on September 8, 1998.

                                  By:      /s/ Carmen J. Gumina
                                        --------------------------------
                                           Carmen J. Gumina
                                           President and Chairman
                                           Of the Board of Directors
                                           (Principal Executive Officer)

         Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

                     SIGNATURE                  TITLE                      DATE


-------------------------------
Bruce Arbeiter                                 Director


-------------------------------
Joseph DeMarco                                 Director


-------------------------------
Dominick Faraci                                Director


-------------------------------
Carmen J. Gumina                  President and Chairman of the Board
                                   of Directors (Principal Executive
                                               Officer)

-------------------------------
Josephine Gumina                               Director


-------------------------------
Michael Kaplan                                 Director


-------------------------------
Richard Malouf                                 Director


-------------------------------
John Maltese                                   Director

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-------------------------------
Frederick Perrine                                     Director


-------------------------------
Robert Sica                                           Director


-------------------------------
Thomas A. Fornale                               Secretary-Treasurer
                                                     Controller
                                          (Principal Accounting/Financial
                                                      Officer)

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             EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-8 OF
                                BRUNSWICK BANCORP

EXHIBIT NO.            NAME OF DOCUMENT                         PAGE
-----------            ----------------                         ----

    4(a)         1998 Stock Option Plan                           9
    4(b)         Form of Stock Option Agreement                  19

     5           Opinion of McCarter & English                   25


   23(a)         Consent of McCarter & English        Included in the opinion
                                                      filed as Exhibit 5 hereto.

   23(b)         Consent of Ferraro, Wood & Company              27





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